Exhibit 99.19

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) has been entered into as of July 18, 2024, by and among SEAPORT ENTERTAINMENT GROUP INC., a corporation existing under the laws of Delaware; (“SEG”)

-and –

Solely with respect to Sections 9.1, 14.1 and 14.4, HOWARD HUGHES HOLDINGS INC., a corporation existing under the laws of Delaware; (“HHH”)

-and –

PERSHING SQUARE HOLDINGS, LTD., PERSHING SQUARE, L.P., and PERSHING SQUARE INTERNATIONAL, LTD.; (the “Standby Purchasers”)

RECITALS:

A. SEG will, as described in and pursuant to the Registration Statement (as defined herein), commence a Rights Offering (as defined herein) in which holders (as of a certain record date) of shares of its Common Stock, will be granted the right to subscribe for and purchase additional shares of Common Stock at a cash subscription price of $25 per share (the “Subscription Price”), for an aggregate offering amount of up to $175 million; and

B. The Standby Purchasers have agreed severally and not jointly to participate in the Rights Offering by exercising the Basic Subscription Right (as defined herein) relating to such Standby Purchaser’s Standby Purchaser Stock (as defined herein), as set forth in Section 2.1 and, in connection with the Rights Offering, propose to purchase their proportionate share of the shares of Common Stock that are offered but not otherwise purchased under the Rights Offering, on the terms and conditions set forth in this Agreement, with the aggregate number of shares of Common Stock to be purchased by each Standby Purchaser in the Rights Offering not to exceed the number of shares of Common Stock equal to such Standby Purchaser’s Aggregate Standby Purchaser Amount (as defined herein).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement and in the recitals hereto, unless something in the subject matter is inconsistent therewith:

“Affiliate” shall mean an affiliate (as defined in Rule 12b-2 under the Exchange Act) of a Standby Purchaser; provided that such Standby Purchaser or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights with respect to such affiliate;

“Agreement” shall have the meaning set forth in the Recitals;

“Aggregate Standby Purchaser Amount” shall have the meaning set forth in Section 2.1;

“Applicable Governance Rules” shall have the meaning set forth in Section 6.2(g);

“Basic Subscription Right” means the entitlement of a holder of Rights to subscribe pursuant to the Rights Offering for shares of Common Stock, at a price equal to the Subscription Price, for each Right held, as such entitlement is further detailed in the Prospectus;

“Business Day” means any day, other than a Saturday or a Sunday, on which banks are open for business in The City of New York;

“Claim” shall have the meaning set forth in Section 11.3;

“Closing Date” means the fifth Business Day following the Expiry Time, or such other date as required by Section 4.2 or as may be agreed by SEG and the Standby Purchasers, which in no event will be later than the Drop Dead Date;

“Common Stock” shall mean the common stock, par value $0.01 per share, of SEG, and any successor security;

“Company Properties” shall have the meaning set forth in Section 5.1(p);

“Disinterested Director Approval” shall have the meaning set forth in Section 6.2(g);

“Distribution Ratio” means the ratio of one share of Common Stock distributed to HHH stockholders of record for every nine shares of common stock, par value $0.01 per share, of HHH as part of the Spin-Off Transaction;

“Drop Dead Date” means 5:00 p.m. (New York time) on October 25, 2024;

“Encumbrances” shall have the meaning set forth in Section 5.1(r);

“Environmental Laws” shall have the meaning set forth in Section 5.1(p);

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

“Expiry Time” means 5:00 p.m. (New York time) on the date set forth in the Prospectus (unless extended pursuant to Section 4.2), such date and time being the date and time on which the Rights shall expire and become null and void;

“Fundamental Representations” means the representations and warranties contained in Section 5.1(a), Section 5.1(b), Section 5.1(c) , Section 5.1(d)(i), and Section 5.1(e);

“GAAP” means generally accepted accounting principles in the United States;

“Governmental Entity” means any (i) international, multinational, national, federal, state, provincial, regional, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Hazardous Materials” shall have the meaning set forth in Section 5.1(p);

“HHH” shall have the meaning set forth in the Recitals;

“Indemnified Party” shall have the meaning set forth in Section 11.3;

“Indemnifying Party” shall have the meaning set forth in Section 11.3;

“Independent Director” shall have the meaning set forth in Section 6.2(g);

“Information Statement” means the information statement included as Exhibit 99.1 to the Form 10 filed by SEG on May 23, 2024 (as amended and supplemented from time to time, including the version of the Information Statement to be filed by SEG on Form 8-K prior to mailing to holders of Common Stock, if applicable). References to “effectiveness” of the Information Statement refer to the effectiveness of the Registration Statement on Form 10 to which the Information Statement will be filed as an exhibit and that will become effective with the SEC prior to completion of the Spin-Off Transaction;

“Investor Rights Agreement” means an investor rights agreement to be entered into by SEG in favor of the Standby Purchasers;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (iii) policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Material Adverse Change” means any change, development, event or occurrence with respect to SEG or its subsidiaries or their respective business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), capital, operations, or results of operations, cash flow, income of SEG and its subsidiaries taken as a whole, that: (A) is, or would reasonably be expected to be, material and adverse to SEG and its subsidiaries, taken as a whole, but does not include (1) any changes in economic, regulatory or political conditions applicable to the commercial real estate, sports and entertainment industries in the United States, (2) any changes in U.S. or international financial markets generally; (3) any changes in Laws or regulation or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions; (4) any litigation or claims arising from allegations of breach of fiduciary duty or violation of Laws or otherwise, related to the execution or performance of this Agreement or the transactions contemplated hereby; (5) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (6) earthquakes, hurricanes, tornadoes or other natural disasters; (7) in each case in and of itself, any decline in the market price, or change in trading volume, of the capital stock or debt securities of SEG or any direct or indirect subsidiary thereof, or any failure to meet publicly announced or internal revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions, it being further understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of the capital stock or debt securities of SEG or such failure to meet internal projections or forecasts as described in this clause (7), shall not be disregarded in determining whether a Material Adverse Change has occurred; or (8) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of the transactions contemplated by this Agreement; provided, however, that with respect to items (1), (2) and (3) such matters do not primarily relate only to (or have the effect of primarily relating to) SEG and its subsidiaries taken as a whole, or have a disproportionate effect on SEG and its subsidiaries, taken as a whole, relative to comparable entities operating in the industries in which SEG and its subsidiaries, taken as a whole, operate, or (B) does or would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement;

“Minority Stockholder Approval” shall have the meaning set forth in Section 6.2(g);

“Misrepresentation” shall have the meaning set forth in Section 3.1(j);

“NYSE” means the New York Stock Exchange;

“Over Subscription Privilege” means the entitlement of a holder of Rights (including a Standby Purchaser), that has exercised in full the Basic Subscription Right attaching to the Rights issued to it in the Rights Offering, to subscribe pursuant to the Rights Offering for additional shares of Common Stock that are offered but not subscribed for in the Rights Offering (if any), as such entitlement is further detailed in the Prospectus;

“Person” means an individual, company or corporation (with or without share capital), partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, syndicate, trust, estate, custodian, trustee, executor, administrator, nominee or other legal personal representative, or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;

“PS Indemnified Parties” shall have the meaning set forth in Section 11.1;

“Prospectus” means the prospectus or prospectuses included in the Registration Statement at the time of effectiveness and mailing of the Prospectus to holders of Common Stock and relating to the Rights and the underlying shares of Common Stock, as amended or supplemented and including all documents incorporated therein by reference;

“Record Date” means the record date for the purpose of the Rights Offering that will be disclosed by SEG in the Prospectus;

“Registration Statement” shall mean the registration statement of SEG on Form S-1, including the Prospectus, amendments and supplements thereto, including post-effective amendments, all exhibits and all documents incorporated by reference in the Registration Statement relating to the Rights and the underlying shares of Common Stock pursuant to which the shares of Common Stock underlying the Rights will be registered pursuant to the Securities Act;

“Rights” means the transferable rights to subscribe for shares of Common Stock offered by SEG pursuant to the Rights Offering, with each holder of a share of Common Stock receiving one right per share of Common Stock held, and each entitling the holder thereof to subscribe for one share of Common Stock at the Subscription Price;

“Rights Offering” means the offering by SEG of Rights to the holders of shares of Common Stock on the Record Date to purchase in the aggregate Common Stock having a maximum value of $175 million at the Subscription Price, on the terms and conditions detailed in the Prospectus;

“SEC” means the United States Securities and Exchange Commission;

“SEC Reports” shall have the meaning set forth in Section 3.1(k);

“Section 203 Resolution” shall have the meaning set forth in Section 5.1(t);

“Securities” means, collectively, the Rights and the underlying shares of Common Stock issuable upon the exercise of the Rights or pursuant to this Agreement;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder;

“Securities Laws” shall mean the United States federal and state securities laws, rules and regulations and published policies thereunder, the rules and policies of the NYSE, and the Sarbanes-Oxley Act;

“SEG” shall have the meaning set forth in the Recitals;

“SEG Board” shall have the meaning set forth in Section 13.1(a);

“SEG Business” shall have the meaning set forth in Section 5.1(n);

“SEG Securities” shall have the meaning set forth in Section 6.2(f);

“SEG’s knowledge” means the actual knowledge after reasonable inquiry of Anton D. Nikodemus Matthew M. Partridge and Lucy Fato, and, with respect to any circumstances prior to the completion of the Spin-Off Transaction, SEG’s knowledge shall also include the actual knowledge of David O’Reilly and Carlos Olea;

“Senior Officers” shall have the meaning set forth in Section 6.2(g);

“Spin-Off Transaction” shall have the meaning set forth in Section 8.2(e);

“Standby Purchasers” shall have the meaning set forth in the Recitals;

“Standby Purchaser Nominee” shall have the meaning set forth in Section 13.1(a);

“Standby Purchaser Percentage” shall have the meaning set forth in Section 2.1;

“Standby Purchaser Stock” of a Standby Purchaser means the Common Stock owned by such Standby Purchaser, its subsidiaries or any Person in which it owns an interest or over which the Standby Purchaser or any of its subsidiaries has control or direction, in each case immediately following, and as a result of the Spin-Off Transaction;

“Standby Shares” shall have the meaning set forth in Section 2.1;

“Standstill Period’ shall have the meaning set forth in Section 6.2(f);

“Subscription Price” shall have the meaning set forth in the Recitals; and

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

1.2 Headings, etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3 Plurality and Gender. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and the words importing persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

1.4 Interpretation. The words “include”, “includes” and “including” shall mean “include”, “includes” and “including”, in each case, “without limitation”.

1.5 Currency. Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of the United States.

1.6 Statutes. Any reference to a statute, act or Law shall include and shall be deemed to be a reference to such statute, act or Law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or Law that may be passed which has the effect of supplementing or superseding such statute, act or Law so referred to.

ARTICLE 2

STANDBY COMMITMENT

2.1 Standby Commitment. Subject to and in accordance with the terms and conditions hereof, each Standby Purchaser hereby agrees to purchase, severally and not jointly, from SEG, and SEG hereby agrees to sell to each Standby Purchaser, at the Subscription Price and on the Closing Date, the shares of Common Stock that were not otherwise subscribed for and purchased in the Rights Offering by holders of Rights prior to the Expiry Time (and for greater certainty, the Standby Purchasers shall purchase shares of Common Stock hereunder only to the extent that such shares of Common Stock were not otherwise subscribed for by a holder of Rights prior to the Expiry Time, including pursuant to a holder’s Over Subscription Privilege) as set forth in this Section 2.1 (the “Standby Shares”) in the respective percentages (each a “Standby Purchaser Percentage”) set forth on the signature page hereof; provided, however, that such Standby Purchaser’s obligation to purchase shares of Common Stock issued pursuant to the Rights Offering and this Agreement (which, for greater certainty, shall comprise the sum of (i) shares of Common Stock purchased pursuant to the Basic Subscription Right of such Standby Purchaser, (ii) any shares of Common Stock purchased pursuant to the Over Subscription Right of the Standby Purchasers and (iii) the Standby Shares) shall not exceed in the aggregate the product of such Standby Purchaser’s Standby Purchaser Percentage (expressed as a decimal) multiplied by $175 million (the “Aggregate Standby Purchaser Amount”).

2.2 Reserved.

2.3 Payment for Standby Shares. Subject to and in accordance with the terms hereof, on the Closing Date, each Standby Purchaser shall pay, in immediately available funds by wire transfer to an account designated by SEG, the aggregate Subscription Price that is payable for its Standby Shares against delivery of such Standby Shares.

2.4 Intention of the Standby Purchasers and SEG. Each Standby Purchaser on the one hand and SEG on the other hand hereby agree that it is the intent of the parties that the Standby Purchasers, by virtue of acting hereunder, shall not be deemed “underwriters” within the definition of Section 2(a)(11) of the Securities Act or deemed to be engaged in broker-dealer activity requiring registration under Section 15 of the Exchange Act, and the Standby Purchasers and SEG shall in the fulfillment of their obligations hereunder act in accordance with this mutual understanding.

2.5 Withholding. SEG, the Standby Purchasers and HHH shall each be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as SEG, a Standby Purchaser or HHH, as applicable, is required to deduct and withhold under any applicable tax Law with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3

COVENANTS OF SEG

3.1 Subject to and in accordance with the terms hereof, SEG shall:

(a) use reasonable best efforts to prepare and file with the SEC as soon as practicable the Registration Statement, including the Prospectus, and to cause such Registration Statement to be declared effective by the SEC as soon as practical thereafter;

(b) use reasonable best efforts to mail the Prospectus to each holder of shares of Common Stock as soon as practicable following the time when the Registration Statement is declared effective by the SEC;

(c) use reasonable best efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus as may be necessary to comply with the applicable requirements of the Securities Act in order to complete the Rights Offering;

(d) permit the Standby Purchasers and their advisors and representatives to participate in the preparation of the Registration Statement and the Prospectus and any amendments and supplements thereto and shall allow the Standby Purchasers and their advisors and representatives to conduct all due diligence investigations that it reasonably determines to be advisable from time to time, provided that such do not cause undue interference to the ordinary course of conduct of SEG’s business. SEG shall co-operate to the fullest extent possible in arranging such meetings as the Standby Purchasers consider reasonably necessary or desirable to facilitate their respective due diligence reviews. SEG shall authorize all reasonably necessary parties to grant full disclosure of all information relating to SEG and any of their respective subsidiaries to the advisors and representatives of the Standby Purchasers. Each Standby

Purchaser shall, and shall instruct its advisors and representatives to, maintain the confidentiality of all information that is disclosed to such Standby Purchaser, its advisors and its representatives pursuant to this Agreement and will not disclose such information; provided that such Standby Purchaser agrees to be responsible for any breach by its advisors and representatives of the obligation to maintain the confidentiality of such information;

(e) take all necessary and appropriate actions such that the Rights Offering and the other transactions contemplated in this Agreement will be effected in accordance with Securities Laws. SEG will consult with the Standby Purchasers and their advisors and representatives at a Standby Purchaser’s reasonable request regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with Securities Laws, provide to the Standby Purchasers and their respective advisors copies of any documents that are received from the SEC, the NYSE, or other regulatory authority that relate to the Rights Offering and provide to the Standby Purchasers and their respective advisors copies of any documents that are to be submitted by it to the SEC, the NYSE, or other regulatory authority for the purpose of the Rights Offering (including, for greater certainty, the Registration Statement, the Prospectus, any amendment or supplement thereto, any agreement or instrument required to be filed and such reports, opinions and other agreements or instruments that may be reasonably requested by a Standby Purchaser) prior to being so submitted and give the Standby Purchasers and their advisors a reasonable opportunity to comment on same;

(f) use best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Securities for sale in any jurisdiction in the United States;

(g) use reasonable best efforts to cause the Securities to be listed on NYSE;

(h) provide a transfer agent and registrar for the Securities issuable under the Rights Offering not later than the effective date of the Registration Statement;

(i) promptly notify the Standby Purchasers: (1) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Standby Purchaser; (3) of the notification to SEG by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and (4) of the receipt by SEG of any notification with respect to the suspension of the qualification of any Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and keep the Standby Purchasers’ counsel reasonably apprised as to any developments or plans of SEG relevant to Registration Statement;

(j) ensure that the Registration Statement (including any amendments thereto), at the time of effectiveness, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (a “Misrepresentation”), and that no Prospectus (including any supplements thereto), at the time of effectiveness of the Registration Statement and mailing of the Prospectus, shall contain a Misrepresentation, provided that these representations shall not cover any statement made in reliance on and in conformity with written information furnished to SEG by the Standby Purchasers specifically for use therein;

(k) file or furnish, as applicable, on a timely basis, all forms, statements, schedules, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act (the “SEC Reports”) at any time up to and including the Closing Date. SEG shall provide the Standby Purchasers a reasonable opportunity to review, and comment on, each SEC Report prior to such SEC Report being filed or furnished, as applicable and shall consider in good faith any comments received from a Standby Purchaser;

(l) use reasonable best efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities and the entering into and performance by SEG of this Agreement and the transactions contemplated herein (including, for greater certainty, the issuance of the Rights and the underlying shares of Common Stock issuable upon the exercise of the Rights);

(m) enter into the Investor Rights Agreement on or prior to the Closing Date in substantially the form attached hereto as Exhibit A;

(n) cause its transfer agent to deliver to each Standby Purchaser, as soon as is practicable following the Expiry Time, but in no event later than two Business Days following the Expiry Time, details concerning the total number of shares of Common Stock duly subscribed and paid for by holders of Rights under the Rights Offering, including those shares of Common Stock subscribed and paid for pursuant to the Over Subscription Privilege;

(o) not, prior to the Expiry Time, enter into any oral or written agreement, contract or understanding providing for the sale of shares of Common Stock that are not otherwise subscribed for and taken up under the Rights Offering by holders of Rights;

(p) adopt all members in full force and effect the amended and restated certificate of incorporation in substantially the form attached hereto as Exhibit B from on or prior to the completion of the Spin-Off Transaction through, and as of, the Closing Date;

(q) acknowledge and agree that the Standby Purchasers are each acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby and thereby. SEG further acknowledges that no Standby Purchaser is acting as a financial advisor or fiduciary of SEG (or in any similar capacity) with respect to this Agreement and the transactions contemplated thereby and any advice given by a Standby Purchaser or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated thereby is merely incidental to such Standby Purchaser’s purchase of the Common Stock in the Rights Offering. SEG further represents to the Standby Purchasers that SEG’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by SEG and its representatives.

ARTICLE 4

NOTIFICATION OF CHANGES

4.1 Material Change during Distribution. During the period from the date of this Agreement to the Closing Date, SEG shall promptly notify the Standby Purchasers in writing of the full particulars of:

(a) any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of SEG and its subsidiaries taken as a whole; it being understood and agreed that the contribution of assets and liabilities associated with the SEG Business in connection with the Spin-Off Transaction as described in the Information Statement shall not be considered a material change;

(b) the occurrence of any event as a result of which the Prospectus included in the Registration Statement at the time of effectiveness of the Registration Statement and mailing of the Prospectus contains a Misrepresentation;

(c) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be likely to cause any of the representations or warranties of SEG contained herein to be untrue or inaccurate, in any material respect in the case of any representation or warranty other than a Fundamental Representation, or would result in non-compliance in any material respect with any covenant, condition or agreement to be complied with or satisfied by SEG, contained herein; and

(d) the initiation of any claim, litigation, investigation or proceeding, including without limitation by or before any Governmental Entity, in relation to the Spin-Off Transaction, the Rights Offering or the Securities.

At the request of a Standby Purchaser, SEG shall use reasonable best efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Securities, such Prospectus shall not contain any Misrepresentations. However, SEG will not file any supplement or amendment to such Prospectus without first allowing the Standby Purchasers to review, and comment on, such Prospectus.

SEG shall in good faith discuss with the Standby Purchasers any fact, event or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt as to whether written notice to the Standby Purchasers need be given under this paragraph.

4.2 Change in Closing Date. If a material change occurs prior to the Closing Date, then, provided that none of the rights to terminate this Agreement pursuant to Article 10 hereof has otherwise been exercised, the Expiry Date shall be extended as needed, provided that the Standby Purchasers, acting reasonably, consent to such extension, and the Closing Date shall be, unless SEG and the Standby Purchasers otherwise agree in writing, the sixth Business Day following the date on which all applicable filings or other requirements of Securities Laws with respect to such material change have been complied with and any appropriate notice of such filings from SEG or SEG’s counsel have been received by the Standby Purchasers, provided however, that in no event shall the Closing Date be later than the Drop Dead Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SEG

5.1 Representations. SEG represents and warrants to the Standby Purchasers that:

(a) SEG is a corporation duly organized, validly existing and in good standing under laws of the State of Delaware and has all requisite corporate power to conduct its business as a foreign corporation as currently conducted and is and as of the Closing Date will be duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b) Immediately following the Closing Date, the authorized capital stock of SEG shall consist of 480,000,000 shares of Common Stock. Assuming a record date of March 31, 2024, and applying the Distribution Ratio to the number of HHH shares outstanding on such date, immediately following the Spin-Off Transaction there will be 5,582,637 shares of Common Stock outstanding. SEG expects to issue an additional 7,000,000 shares of Common Stock in connection with the Rights Offering. Based on the number of SEG shares to be outstanding following the Spin-Off Transaction (assuming a record date of March 31, 2024, and applying the Distribution Ratio to the number of HHH shares outstanding on such date) and the additional 7,000,000 shares of Common Stock that SEG expects to issue in connection with the Rights Offering and Standby Commitment, excluding any issuances of common stock to SEG management, employees or board members, as of the Closing Date there will be 12,582,637 shares of Common Stock outstanding (adjusted to reflect (i) changes in HHH shares outstanding between March 31, 2024 and the record date of the Spin-Off Transaction based on (x) the exercise of any stock options pursuant to HHH incentive plans, (y) issuances of any awards under HHH incentive plans, and (z) withholdings, forfeitures and cancellations of such awards, and (ii) fractional share adjustments in connection with the Spin-Off Transaction ), 6,800,000 shares of Common Stock reserved for issuance under the Seaport Entertainment Group Inc. 2024 Equity Incentive Plan and 460,417,363 shares of authorized but unissued Common Stock. Except as disclosed in the Information Statement and except as contemplated under the Rights Offering, no Person other than the Standby Purchasers has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from SEG of any shares of Common Stock or other securities of SEG.

(c) All issued and outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. When delivered to the respective purchasers and paid for by the respective purchasers in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for restrictions on resale or transfer imposed under Securities Laws.

(d) The execution, delivery and performance by SEG of this Agreement:

(i) has been duly authorized by all necessary corporate action on its part;

(ii) does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its certificate of incorporation or by-laws or result in a breach of, a violation of, or constitute a default under, or conflict with, any provision of any indenture, mortgage, agreement, contract or other instrument to which SEG or any of its subsidiaries is a party or by which SEG or any of its subsidiaries or any of their respective properties or assets is bound that would, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering, the other transactions contemplated herein or on the respective businesses of SEG and its subsidiaries; and

(iii) will not result in the violation of any Law, excluding for this purpose any breaches or violations of or conflicts with Laws that would not, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering, the other transactions contemplated herein or on the respective businesses of SEG and its subsidiaries.

(e) This Agreement has been duly executed and delivered by SEG and constitutes a legal, valid and binding obligation of SEG, enforceable against it in accordance with its terms, subject only to (i) any limitation under Laws relating to bankruptcy, insolvency, arrangements or other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f) No consent, approval, order or authorization of, or declaration, filing or notification with any Governmental Entity or any third party is required by or with respect to SEG or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by SEG contemplated hereby, other than the consents, approvals, or authorizations that may be required by Securities Laws.

(g) There are no legal or governmental proceedings pending, or, to SEG’s knowledge, threatened to which SEG or any of its subsidiaries is a party and which, if determined adversely, would have a material adverse effect on SEG and its subsidiaries, on a consolidated basis, or on the power or ability of SEG to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(h) Except as set forth herein, there are no oral or written agreements, contacts or understandings with any Person providing for the sale by SEG of shares of Common Stock that are not otherwise subscribed for and taken up under the Rights Offering by holders of Rights.

(i) The financial statements of SEG included in the Information Statement and the Registration Statement, at the respective time of effectiveness of each such document, will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, are or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, and present or will present fairly in all material respects, the consolidated financial position of SEG as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(j) Except for (A) those liabilities that are reflected or reserved for in the financial statements of SEG included in the Information Statement or as otherwise specifically disclosed in the Information Statement and (B) liabilities incurred since the completion of the Spin-Off Transaction in the ordinary course of business, SEG and its subsidiaries do not have, and since the Distribution Date, SEG and its subsidiaries will not have incurred, any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in SEG’s financial statements in accordance with GAAP). Except as described in the Registration Statement, neither SEG nor any of its subsidiaries is a guarantor or otherwise is liable for any liability (including indebtedness) of any other Person.

(k) SEG will, as of the Closing Date, not be in violation in any material respect of the rules and policies of the NYSE, including the applicable listing requirements of the NYSE.

(l) At the date hereof and at the respective time of effectiveness of each of the Information Statement and the Registration Statement and at the time of mailing of the Prospectus, including any respective amendment or supplement thereto, each such document will comply with the requirements of Securities Laws in all material respects; and at the date hereof and at the respective time of effectiveness of the Information Statement and the Registration Statement and at the time of mailing of the Prospectus, and any respective amendment or supplement thereto, each such document will not contain a Misrepresentation; and as of the Closing Date, neither the Registration Statement nor the Prospectus will contain any Misrepresentation; provided that the foregoing will not apply to any information or statements contained in the Registration Statement, Prospectus or any amendment or supplement thereto, relating solely to a Standby Purchaser that such Standby Purchaser has specifically provided to SEG in writing for inclusion in such document.

(m) Since December 31, 2023 to the date of this Agreement, no Material Adverse Change has occurred. For purposes of this representation, the term “Material Adverse Change” shall be read to include any change, development, event or occurrence with respect to the business currently conducted by HHH which, following the completion of the Spin-Off Transaction, will be conducted by SEG, as described in the Information Statement (the “SEG Business”).

(n) SEG and its subsidiaries (a) are and will, immediately following the completion of the Spin-Off Transaction be, in compliance with all Laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over SEG or any of its subsidiaries or any of their respective properties, and (b) have not received written notice of any alleged material violation of any of the foregoing and are not aware of HHH having received such written notice except, in the case of each of clauses (a) and (b) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change. Following the completion of the Spin-Off Transaction, each of SEG and its subsidiaries will hold all material licenses, franchises, permits, certificates of occupancy, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business described in the Information Statement, as currently conducted by HHH and for the ownership, lease or operation of its material assets except, in each case, where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(o) Upon completion of the Spin-Off Transaction, SEG will maintain a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is reasonably designed to ensure that information required to be disclosed by SEG in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information relating to SEG is accumulated and communicated to SEG’s management as appropriate to allow timely decisions regarding required disclosure.

(p) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (i) each of SEG and its subsidiaries are and will, immediately following the completion of the Spin-Off Transaction be, in compliance with and each of the properties listed in the Information Statement (the “Company Properties”) are and have been maintained in compliance with, any and all applicable federal, state, local and foreign Laws relating to the protection of the environment (collectively, “Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits, licenses or other approvals required under Environmental Laws to conduct operations as presently conducted, and no action is pending or, to SEG’s knowledge, threatened that seeks to repeal, modify, amend, revoke, limit, deny renewal of, or otherwise appeal or challenge any such permits, licenses or other approvals, (ii) none of SEG or its subsidiaries, and to SEG’s knowledge HHH, have received any written notice of, and none of the Company Properties have been the subject of any written notice received by SEG or any of its subsidiaries, or to SEG’s knowledge, received by HHH, of, any actual or potential liability under or violation of Environmental Law, (iii) none of SEG and its subsidiaries are a party to or the subject of any pending, or, to SEG’s knowledge, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws with respect to their past or present facilities or their respective operations, (iv) none of SEG and its subsidiaries have released petroleum products or byproducts, radioactive materials, asbestos-containing materials, radon, lead-containing materials, polychlorinated biphenyls, mold, and hazardous building materials (collectively, “Hazardous Materials”) on any real property in a manner that would reasonably be expected to result in an environmental claim or liability against SEG or any of its subsidiaries or Affiliates, and (v) none of the Company Properties is the subject of any pending, or, to SEG’s knowledge, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws.

(q) On or before the completion of the Spin-Off Transaction, SEG will have obtained for itself and its subsidiaries insurance policies in those amounts and covering those risks, as in its judgment, are reasonable for the business and assets of SEG and its subsidiaries.

(r) Upon completion of the Spin-Off Transaction, SEG or its subsidiaries will have title in fee simple to, a valid leasehold interest in or other interest (including without limitation, the contractual right to form a joint venture to hold an 80% managing member interest in a to-be-formed entity that would own the air rights above the Fashion Show mall in Las Vegas, Nevada, as well as the right to develop such air rights) disclosed in the Information Statement in, all Company Properties (except for those lessor estates in real property which, in the aggregate, are not material in value to SEG or its subsidiaries taken as a whole), in each case free and clear of all liens, encumbrances and defects (collectively, “Encumbrances”) except (i) Encumbrances which have been reflected generally or in the aggregate in the financial statements of SEG included in the Information Statement, (ii) Encumbrances that result from any statutory or other liens for taxes or assessments that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which an adequate reserve has been recorded in accordance with GAAP; provided that such reserve is either disclosed in the financial statements of SEG included in the Information Statement or is otherwise disclosed to the Standby Purchasers in writing, (iii) any contracts or other occupancy agreements with third parties for the occupation or use of portions of such property by such third parties in the ordinary course of the business of SEG or its subsidiaries, (iv) Encumbrances imposed or promulgated by law or any governmental regulatory authority, including zoning, entitlement and other land use and environmental regulations, (v) Encumbrances disclosed on existing title policies and current title insurance commitments or surveys, (vi) Encumbrances on the landlord’s fee interest at any such property where SEG or its subsidiary is the tenant under any ground lease, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens incurred in the ordinary course of business which (A) are being challenged in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof, or (B) have been otherwise fully bonded and discharged of record or for which a sufficient and appropriate reserve has been set aside for the full payment thereof or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, provided in the case of (A) and (B) that such reserve is either disclosed in the financial statements of SEG included in the Information Statement or is otherwise disclosed to the Standby Purchasers in writing, (viii) Encumbrances caused fully or substantially by the third party members or partners in any joint venture, without the knowledge or consent of SEG or any of its subsidiaries, (ix) Encumbrances that arise under or pursuant to the rules and regulations of the MLB Professional Development Leagues, LLC and/or the boards, committees and subcommittees related thereto, or (x) Encumbrances which (A) if all covenants and conditions thereof are observed or performed, will not materially interfere with the use made or proposed to be made of such property by SEG and its subsidiaries or (B) are reasonable and customary with regard to the normal operation of land and improvements held for commercial purposes by first class owners and operators of commercial real estate, entertainment industries or minor league baseball and, in the case of clause (viii), would not in the aggregate, be material to SEG and its subsidiaries, taken as a whole.

(s) All of the assets reflected in the financial statements of SEG included in the Information Statement have been or will be, immediately prior to the completion of the Spin-Off Transaction, conveyed by HHH to SEG.

(t) The SEG Board has taken all action necessary or appropriate under Section 203 of the Delaware General Corporation Law to approve the acquisition by the Standby Purchasers and its controlled Affiliates of Common Stock pursuant to the Spin-Off Transaction, the Rights Offering and this Agreement so that such Section 203 shall not apply to such transactions (the “Section 203 Resolution”).

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STANDBY PURCHASERS

6.1 Representations. Each Standby Purchaser represents and warrants severally and not jointly with respect to itself to SEG that:

(a) It is duly organized and validly existing standing under the laws of its jurisdiction of organization and that it has all the requisite corporate or limited partnership power and authority to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance by such Standby Purchaser of this Agreement:

(i) has been duly authorized by all necessary corporate action on its part;

(ii) does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of indenture, mortgage, agreement, contract or other instrument to which it is a party or pursuant to which any of its assets or property may be affected that would, individually or in the aggregate, have a material adverse effect on the ability of such Standby Purchaser to perform its obligations hereunder; and

(iii) will not result in the violation of any Law, excluding for this purpose any breaches or violations of, or conflicts with, Laws that would not individually or in the aggregate have a material adverse effect on the ability of such Standby Purchaser to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by such Standby Purchaser and constitutes a legal, valid and binding obligation of such Standby Purchaser, enforceable against it in accordance with its terms, subject only to (i) any limitation under Laws relating to bankruptcy, insolvency, arrangement or other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d) No consent, approval, order or authorization of, or declaration, filing or notification with, any Governmental Entity is required by or with respect to the Standby Purchasers in connection with the execution and delivery of this Agreement or the consummation of the transactions by such Standby Purchaser contemplated hereby, other than:

(i) consents, approvals, or authorizations that may be required by Securities Laws; and

(ii) consents, approvals, authorizations, filings or notifications that may be required by the SEC,

except where the failure to obtain such consents, approvals, orders or authorizations of, or make such declarations, filings or notifications with, any Governmental Entity, individually or in the aggregate, would not have a material adverse effect on the ability of such Standby Purchaser to perform its obligations hereunder.

(e) Such Standby Purchaser will have on the Closing Date (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time) the financial ability and sufficient funds to make and complete the payment for all of the Standby Shares that it has committed to acquire hereunder and the availability of such funds will not be subject to the consent, approval or authorization of any Person(s).

(f) Such Standby Purchaser has directly or through its investment advisor received or has had full access to all the information it considers necessary or appropriate for deciding whether to purchase the shares of Common Stock and has had an opportunity to ask questions and receive answers regarding the terms and conditions of the shares of Common Stock. Such Standby Purchaser has consulted with such Standby Purchaser’s legal counsel, financial advisor and tax advisor regarding aspects of the transaction it deems necessary, including the risks thereof.

(g) Such Standby Purchaser understands that the Standby Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Standby Purchaser’s representations as expressed herein or otherwise made pursuant hereto.

(h) Such Standby Purchaser is acquiring the Standby Shares it is acquiring under this Agreement for investment purposes for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Laws; provided, however, that in making such representation, such Standby Purchaser does not agree to hold the Standby Shares purchased pursuant to Section 2.1 for any minimum or specified term and reserves the right to sell, transfer or otherwise dispose of such Standby Shares purchased pursuant to Section 2.1 at any time in compliance with the Securities Laws applicable to such sale, transfer or disposition.

(i) Such Standby Purchaser understands and acknowledges that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities laws, SEG and its transfer agent shall make such notation in the stock book and transfer records of SEG as may be necessary to record that the Standby Shares have not been registered under the Securities Act and that the Standby Shares may not be resold without registration under the Securities Act or in a transaction that is exempt from or not subject to the registration requirements thereof.

6.2 Covenants. Subject to and in accordance with the terms hereof, each Standby Purchaser undertakes and agrees with and in favor of SEG that:

(a) It will reasonably co-operate with SEG in obtaining such consents and approvals as are required in order to permit such Standby Purchaser to acquire all of the shares of Common Stock that shall be acquired by it pursuant to the Rights Offering and this Agreement.

(b) It will reasonably co-operate with SEG to provide such information that is required from such Standby Purchaser for the preparation of the Registration Statement and the Prospectus and any amendment or supplement thereto to the extent information is required from a Standby Purchaser therefor.

(c) Provided SEG has complied in all material respects with the provisions of this Agreement required to be complied with on or prior to the Expiry Date, such Standby Purchaser will exercise the Basic Subscription Right relating to the Standby Purchaser Stock, as provided in Section 2.1.

(d) It will use reasonable best efforts to ensure that it does not furnish to SEG any written information with respect to it, that is to be specifically used in the Registration Statement (including any amendments thereto), that contains a Misrepresentation.

(e) In connection with the Rights Offering, such Standby Purchaser will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Standby Shares (purchased pursuant to Section 2.1) in violation of Regulation M under the Exchange Act.

(f) It will not, prior to the date that is eighteen (18) months following completion of the Spin-Off Transaction (the “Standstill Period”), and shall cause its controlled Affiliates not to, directly or indirectly alone, or as part of a “group” (as such term is applied under Section 13(d) of the Exchange Act), effect or enter into any agreement to effect, any acquisition of (or obtaining any right to direct the voting or disposition of) any SEG Securities, or rights or options to acquire (or obtain any right to direct the voting or disposition of) any SEG Securities, in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions pursuant to any agreement, arrangement or understanding or otherwise; provided that, notwithstanding the foregoing, nothing in this Section 6.2(f) shall restrict, prevent or otherwise limit (A) any issuance of options or other equity awards granted to officers or directors of SEG that is authorized and approved by the Compensation Committee of the SEG Board, or (B) the participation by Standby Purchasers and their Affiliates in any issuance of SEG Securities by SEG that is made pro rata to all stockholders of SEG (including, in the case of any rights offering made by SEG, the exercise of any Over Subscription privilege made available to all holders of Common Stock on the same terms), including, without limitation, the Rights Offering. For purposes of this Section 6.2, “SEG Securities” shall mean (i) any Common Stock, (ii) any securities of SEG entitled to vote generally in the election of directors of SEG and (iii) any securities of SEG that are convertible into or exercisable or exchangeable for any securities of SEG described in the foregoing clauses (i) or (ii).

(g) It agrees that, for so long as a Standby Purchaser Nominee serves on the SEG Board, it shall not, and shall cause its Affiliates not to, directly or indirectly as part of a “group” (as such term is applied under Section 13(d) of the Exchange Act), alone or in concert with any other Person, effect or seek, offer, propose (whether publicly or otherwise) or enter into any agreement to effect, or announce any intention to effect or otherwise participate in, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both Disinterested Director Approval and Minority Stockholder Approval. For purposes of this Section 6.2, (A) “Minority Stockholder Approval” shall mean the affirmative vote of stockholders of SEG representing at least a majority of the voting power of the SEG Securities entitled to vote on the matter that are not owned of record or beneficially by the Standby Purchasers or their Affiliates or the Named Executive Officers identified in the proxy statement or registration statement relating to such Minority Stockholder Approval (the “Senior Officers”); (B) “Disinterested Director Approval” shall mean the affirmative approval of a special committee of the SEG Board comprised solely of Independent Directors who are disinterested and independent under Delaware law as to the matter under consideration, duly obtained in accordance with the applicable provisions of the Company’s organizational documents, applicable law and Applicable Governance Rules; (C) “Independent Director” shall mean a director on the SEG Board that qualifies as “independent” under the requirements of Rule 10A-3 under the Exchange Act and Applicable Governance Rules; and (D) “Applicable Governance Rules” shall mean the rules, regulations and listing standards promulgated by any securities exchange on which the shares of Common Stock are traded. For the avoidance of doubt, no Standby Purchaser or Standby Purchaser Nominee shall be responsible for making any determination as to the eligibility of any shareholder or director to participate or not in any of the voting contemplated by this Section 6.2(g).

ARTICLE 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS

7.1 The representations and warranties contained in this Agreement will survive the execution and delivery of this Agreement and will continue in full force and effect for a period of two years following the Closing Date and the covenants and Article 13 shall survive in accordance with their specific terms.

ARTICLE 8

CLOSING AND CONDITIONS

8.1 Closing. The closing of the sale by SEG and the purchase by each Standby Purchaser of the Standby Shares to be purchased by such Standby Purchaser hereunder shall be completed at the offices of Latham & Watkins LLP, 1071 Sixth Avenue, New York, NY 10020, at 2:00 p.m. on the Closing Date or at such other time and/or on such other date and/or at such other place as SEG and the Standby Purchasers may agree upon in writing. On such date, and upon payment being made by such Standby Purchaser in accordance with Section 2.3, delivery of the number of shares of Common Stock to be purchased by such Standby Purchaser hereunder shall be made to one or more accounts as directed by such Standby Purchaser, by SEG in book-entry form.

8.2 Mutual Conditions. The respective obligations of each of SEG and the Standby Purchasers to complete the sale by SEG and the several purchases by each Standby Purchasers of the Standby Shares are subject to the following conditions being satisfied in full:

(a) There shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of SEG or a Standby Purchaser, pending or threatened, including, without limitation by or before any Governmental Entity, in relation to the Rights Offering or the Securities, any of which suspends or ceases trading in the Rights or shares of Common Stock or operates to prevent or restrict the lawful distribution of the Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(b) There shall not be any order issued by a Governmental Entity pursuant to Laws, nor shall there be any change of Law, in either case which suspends or ceases trading in the Securities or operates to prevent or restrict the lawful distribution of the Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(c) No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and any request of the SEC for inclusion of additional information in the Registration Statement or otherwise shall have been complied with.

(d) The underlying shares of Common Stock issuable upon the exercise of the Rights shall be approved for listing on the NYSE, subject to notice of issuance, and the Rights shall have been listed on the NYSE, as disclosed in the Registration Statement.

(e) The spin-off transaction, as described in the Information Statement, on substantially the terms and conditions detailed therein (the “Spin-Off Transaction”) shall have been completed.

8.3 Conditions in Favor of Standby Purchasers. The several obligations of each Standby Purchaser to complete the purchase of the Standby Shares to be purchased by it should be subject to the following conditions being satisfied in full, which conditions are for the exclusive benefit of each Standby Purchaser, any of which may be waived, in whole or in part, by such Standby Purchaser, in its sole and absolute discretion:

(a) All requisite filings with any Governmental Entity will have occurred on or prior to the Closing Date, so as to validly authorize the execution and filing of the Registration Statement, the Prospectus, and any amendment or supplement thereto and to create and issue the Securities, in each case having the attributes contemplated by the Registration Statement, and SEG shall have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering, the other transactions contemplated herein and the purchase of Standby Shares by such Standby Purchaser as contemplated by this Agreement.

(b) SEG shall have mailed the Prospectus to each holder of shares of Common Stock no earlier than the 31st day following the completion of the Spin-Off Transaction.

(c) The Rights Offering shall have been conducted on the terms (including the Subscription Price) and conditions set forth in the Registration Statement or otherwise provided in writing to the Standby Purchasers prior to the execution and delivery of this Agreement, unless each Standby Purchaser in its sole and absolute discretion has provided written consent to any material change in such terms and conditions or waived such terms and conditions to the extent permitted thereby.

(d) No Material Adverse Change shall have occurred since the date hereof.

(e) As of the Closing Date, trading in the shares of Common Stock shall not have been suspended by the SEC or the NYSE or trading in securities generally on the NYSE shall not have been suspended or limited or minimum prices shall not have been established on the NYSE.

(f) SEG shall have performed or complied with, in all material respects, each of its covenants contained in this Agreement. Each of the Fundamental Representations of SEG shall be true and correct (except that Fundamental Representations that are made as of a specific date shall be true and correct only on and as of such date) with the same force and effect as if made at and as of the Closing Date and each of its other representations and warranties shall be true and correct (except that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), in all material respects, and the Standby Purchasers shall have received at Closing a certificate or certificates dated the Closing Date and signed on behalf of SEG by the Chief Executive Officer and the Chief Financial Officer of SEG or such other officers of SEG acceptable to the Standby Purchasers, in form and content reasonably satisfactory to the Standby Purchasers addressed to the Standby Purchasers certifying for and on behalf of SEG that:

(i) none of the management or the SEG Board or any of its subsidiaries has approved any transaction out of the ordinary course of business other than as disclosed in the Registration Statement or any amendment or supplement thereto;

(ii) to the knowledge of such officers, no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Securities or prohibiting the sale of the Securities or any securities of SEG is contemplated or threatened under Securities Laws or by any Governmental Entity;

(iii) SEG has duly performed and complied with, in all material respects, all terms, conditions and covenants of this Agreement on its part to be performed and complied with or to be satisfied by it up until Closing; and

(iv) each of the Fundamental Representations of SEG are true and correct as of the Closing Date (except that Fundamental Representations that are made as of a specific date shall be true and correct only on and as of such date) and each of the other representations and warranties of SEG contained in this Agreement are true and correct, in all material respects, as of the Closing Date (except that representations and warranties that are made as of a specific date shall be true and correct, only on and as of such date), in each case with the same force and effect as if made at and as of the Closing Date.

8.4 Conditions in Favor of SEG. The obligation of SEG to sell the Standby Shares to the Standby Purchasers is subject to the following condition being satisfied in full which condition is for the exclusive benefit of SEG, which may be waived, in whole or in part, by SEG, in its sole and absolute discretion:

(a) The Standby Purchasers shall have performed or complied with, in all material respects, each of their respective covenants contained in this Agreement and each of its representations and warranties shall be true and correct in all material respects (except that representations and warranties that are made as of a specific date shall be true and correct only on and as of such date).

8.5 Further Assurances. Each of SEG and each of the Standby Purchasers agrees that it will use commercially reasonable efforts to cause the conditions set forth in this Article 8 to be satisfied to the extent that such conditions relate to acts to be performed or caused to be performed by such party.

ARTICLE 9

CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

9.1 Public Announcement. None of HHH, SEG or the Standby Purchasers shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement without first obtaining approval from the Standby Purchasers or HHH or SEG, as applicable, which approval will not be unreasonably withheld or delayed. The Standby Purchasers shall be entitled to make disclosures without approval of HHH or SEG as they deem necessary or appropriate in order to comply with their respective obligations under Section 13d) and Section 16 of the Exchange Act and the rules and regulations thereunder; provided, however that the Standby Purchasers shall, on a reasonable basis under the circumstances, consult with HHH or SEG, as applicable, with respect to such disclosures and shall consider in good faith any proposed comments from HHH or SEG with respect thereto.

ARTICLE 10

TERMINATION OR WAIVER

10.1 Mutual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of SEG on the one hand and the Standby Purchasers on the other hand; provided that HHH has consented to the termination, acting reasonably; and provided, further, that HHH will not be considered to be acting reasonably if it withholds consent in a circumstance where the termination of this Agreement does not result in a Material Adverse Change.

10.2 Termination by SEG. SEG may terminate and cancel its obligations under this Agreement, without any liability on its part, if:

(a) a Standby Purchaser is in default of its obligations hereunder in any material respect and fails to remedy such material breach on or before the date that is 15 days following the date upon which SEG has provided written notice of such breach;

(b) any of the conditions set out in Sections 8.2 or 8.4 are not satisfied on or before the Closing Date; provided that in the case of the conditions set out in Section 8.2, SEG has used its best efforts to comply with (or cause to be complied with) such conditions;

(c) an offer by a party not affiliated with the Standby Purchasers is made to acquire all of the capital stock or all or substantially all of the assets of SEG following completion of the Spin-Off Transaction and prior to the completion of the Rights Offering, entry into such proposed transaction is approved by the SEG Board, and a definitive agreement relating to such proposed transaction is entered into by SEG;

(d) the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated by Article 8) has not occurred on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 10.2(d) shall not be available to SEG if its failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or prior to such date.

10.3 Termination by the Standby Purchasers. The Standby Purchasers may terminate and cancel this obligations under this Agreement, without any liability on their part, if:

(a) HHH or SEG is in default of its obligations hereunder in any material respect and fails to remedy such material breach on or before the date that is 15 days following the date upon which a Standby Purchaser has provided written notice of such breach;

(b) any of the conditions set out in Sections 8.2 or 8.3 are not satisfied on or before the Closing Date, provided that in the case of the conditions set out in Section 8.2, the Standby Purchasers have used commercially reasonable efforts to comply with (or cause to be complied with) such conditions; or

(c) the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated by Article 8) has not occurred on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 10.3(c) shall not be available to a Standby Purchaser if its failure to comply with any provision of this Agreement has been the cause of the failure of the Closing Date to occur on or prior to such date.

10.4 Consequences of Termination. Notwithstanding any other provision hereof, should SEG or the Standby Purchasers validly terminate this Agreement pursuant to, and in accordance with, this Article 10, the obligations of both SEG and the Standby Purchasers under this Agreement shall terminate and there shall be no further liability on the part of any Standby Purchaser to SEG or on the part of SEG to any Standby Purchaser hereunder except (i) for any breach of this Agreement which occurred on or prior to the termination, (ii) for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 11 or Section 14.1 hereof or (iii) that nothing contained herein shall release any party thereto from liability for any willful breach of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1 SEG covenants and agrees to protect, indemnify and hold harmless the Standby Purchasers and each of their respective Affiliates and its and their respective directors, officers, shareholders, partners, employees and agents (collectively, the “PSCM Indemnified Parties”) from and against any and all direct and indirect losses, claims, damages, liabilities, costs or expenses which any of them may be subject to or suffer or incur:

(a) by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Registration Statement, the Prospectus or any amendment or supplement thereto (other than a Misrepresentation in the Registration Statement, the Prospectus or any amendment or supplement thereto, attributable to information provided by or on behalf of the PSCM Indemnified Parties in respect of themselves); and/or

(b) by reason of or in any way, directly or indirectly, out of any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any Governmental Entity or by any other Person, based upon any Misrepresentation or alleged Misrepresentation in the Registration Statement, the Prospectus or any amendment or supplement thereto (other than a Misrepresentation in the Registration Statement, the Prospectus or any amendment or supplement thereto, finally judicially determined to be attributable to information provided by or on behalf of the PSCM Indemnified Parties in respect of themselves); and/or

(c) the non-compliance or alleged non-compliance by SEG with any requirement of Securities Laws or any other Laws in connection with the Rights Offering or the Spin-Off Transaction;

(d) by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of SEG contained herein or in any certificate delivered hereunder; and/or

(e) by reason of the fact that a Standby Purchaser is a party to this Agreement or in any way arising, directly or indirectly, from the Spin-Off Transaction, the Rights Offering or the consummation of the standby commitment contemplated herein. provided, however, solely in the case of this clause (e) that the loss, claim, damage, liability, cost or expense arises from a Claim (as defined below) brought or instituted by a third party or a Governmental Entity.

11.2 Each Standby Purchaser severally and not jointly covenants and agrees to protect, indemnify and hold harmless SEG and each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of (i) any breach or default of or under any representation, warranty, covenant or agreement of such Standby Purchaser contained herein, or (ii) any information relating solely to the Standby Purchasers that the Standby Purchaser provided to SEG, or that results primarily from any action taken by the Standby Purchaser that is contrary to Laws.

11.3 In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal) (each a “Claim”), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) shall promptly notify the Person from whom indemnification is being sought (being either SEG under Section 11.1 or the Standby Purchasers under Section 11.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such Claim, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such Claim.

11.4 In any such Claim, the Indemnified Party shall have the right to retain other counsel to act on such Person’s behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a) the Indemnifying Party and the Indemnified Party shall have mutually agreed, which agreement shall not be unreasonably withheld, conditioned or delayed, to the retention of such other counsel; or

(b) the named parties to any such Claim (including any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses); provided, however, the Indemnifying Party shall not, in connection with any such Claim in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

11.5 The Indemnifying Party shall not settle any third party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (a) the settlement includes a complete release of the Indemnified Party with respect to the Claim and (b) the third party Claim does not seek an injunction or other equitable relief or relief for damages other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with outside counsel, cannot be separated from any related Claim for money damages.

11.6 If the indemnification provided for in this Article 11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. If the indemnification obligation that is held to be unavailable to an Indemnified Party relates to a Claim brought under Section 11.1(a) or Section 11.1(b), the relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the Misrepresentation or alleged Misrepresentation relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

11.7 The obligations of SEG and the several and not joint obligations of the Standby Purchasers under this Article 11 shall survive completion of any transactions described herein and the termination of this Agreement.

11.8 To the extent any indemnification by an Indemnifying Party is prohibited or limited by Law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article 11 to the fullest extent permitted by Law; provided, however, that no person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 12

NOTICE

12.1 Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when personally delivered or sent by electronic transmission as set forth below, or to such other address, email address or person as may be designated by notice.

(a) In the case of SEG:

Seaport Entertainment Group Inc.

199 Water Street, 28th Floor

New York, New York 10038

Attention: Anton D. Nikodemus

Email: Anton.Nikodemus@howardhughes.com

With a copy to:

Latham & Watkins LLP

1071 Sixth Avenue

New York, NY 10020

Attention: Julian Kleindorfer; Abigail Smith

Email: Julian.Kleindorfer@lw.com; Abigail.Smith@lw.com

(b) In the case of HHH:

Howard Hughes Holdings Inc.

9950 Woodloch Forest Drive, 11th Floor

The Woodlands, TX 77380

Attention: Carlos Olea

Email: Carlos.Olea@howardhughes.com

With a copy to:

Latham & Watkins LLP

1071 Sixth Avenue

New York, NY 10020

Attention: Julian Kleindorfer; Abigail Smith

Email: Julian.Kleindorfer@lw.com; Abigail.Smith@lw.com

(c) In the case of the Standby Purchasers:

c/o Pershing Square Capital Management, L.P.

787 Eleventh Ave

New York, New York 10019

Attention: Chief Legal Officer

Email: legal@persq.com

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Scott Miller

Email: millersc@sullcrom.com

12.2 Receipt of Notice. Notice shall be deemed to be given on the day of actual delivery or the day of electronic transmission, as the case may be, or if not a business day, on the next business day.

ARTICLE 13

MISCELLANEOUS

13.1 Expenses. SEG shall reimburse the Standby Purchasers for all reasonable and documented out-of-pocket third-party expenses incurred by the Standby Purchasers in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including all reasonable and documented fees and disbursements of legal counsel to the Standby Purchasers. In the event the Spin-Off Transaction is not completed, such expenses shall be borne by HHH.

13.2 Further Assurances. The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

13.3 Assignment. This Agreement may not be assigned by any party, by operation of Law or otherwise, without the prior written consent of the other parties.

13.4 HHH Limited Guarantee.

(a) HHH unconditionally guarantees to and covenants with the Standby Purchasers that it will cause SEG to duly perform and observe each and every covenant contained in Article III of this Agreement on the part of SEG to be performed and observed prior to the completion of the Spin-Off Transaction.

(b) If any default is made by SEG in the performance or observance of any of the covenants in Article III of this Agreement which pursuant to this Agreement are to be performed or observed by SEG prior to the completion of the Spin-Off Transaction, HHH will itself perform or cause to be performed such covenant or agreement as promptly as reasonably practicable upon notice from a Standby Purchaser to HHH specifying in summary form the default. If SEG defaults in its obligations as provided above, and if HHH fails to cure such default, then the Standby Purchasers may in their discretion proceed in the enforcement of the rights given hereby by any remedy provided by law whether by legal proceedings or otherwise to enforce the performance by HHH of its obligations under this Agreement.

(c) Without limiting the generality of the foregoing provisions, the Standby Purchasers may proceed to enforce such rights, or from time to time any thereof, prior to, contemporaneously with or after any enforcement against SEG, or without any enforcement against SEG.

(d) Notwithstanding anything to the contrary contained in this Section 14.4, in no event shall HHH have any obligations under this Agreement, for any actions required to be taken or required to be taken by SEG following completion of the Spin-Off Transaction, other than the obligations contained in Section 14.4(a), including the performance of indemnification obligations set forth in Article 11, but only to the extent that a Claim is based upon an act or omission occurring or having occurred prior to the completion of the Spin-Off Transaction.

13.5 Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with, the internal Laws of the State of New York, without regard to any conflict of laws principles. Each party hereby unconditionally and irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City.

13.6 Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

13.7 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.8 Waiver. Failure by any party to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained in this Agreement shall not be construed as a waiver or relinquishment of such covenant or right. No waiver by any party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

13.9 Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

13.10 Counterparts and Facsimile. This Agreement may be executed in several counterparts and by facsimile, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to the conduct of the transactions contemplated hereunder by electronic means.

13.11 Time. Time shall be of the essence of this Agreement.

13.12 Entire Agreement. This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized signatories as of the date first written above.

SEAPORT ENTERTAINMENT GROUP INC.

By:
Name: Anton D. Nikodemus
Title:

Solely with respect to Sections 9.1, 14.1 and 14.4,
HOWARD HUGHES HOLDINGS INC.

By:
Name:
Title:

PERSHING SQUARE HOLDINGS, LTD.

By:	Pershing Square Capital Management, L.P., its Investment Manager

By:	PS Management GP, LLC, its General Partner

By:
William A. Ackman
Authorized Signatory

Standby Purchaser Amount:	$154,525,000.00
Standby Purchaser Percentage:	88.30%

PERSHING SQUARE, L.P.

By:	Pershing Square Capital Management, L.P., its Investment Manager

By:	PS Management GP, LLC, its General Partner

By:
William A. Ackman
Authorized Signatory

Standby Purchaser Amount:	$13,947,500.00
Standby Purchaser Percentage:	7.97%

PERSHING SQUARE INTERNATIONAL, LTD.

By:	Pershing Square Capital Management, L.P., its Investment Manager

By:	PS Management GP, LLC, its General Partner

By:
William A. Ackman
Authorized Signatory

Standby Purchaser Amount:	$6,527,500.00
Standby Purchaser Percentage:	3.73%

EXHIBIT A

Form of Investor Rights Agreement

EXHIBIT B

Form of Amended and Restated

Certificate of Incorporation